Exhibit 23.4

Consent of Veirano Advogados

We hereby consent to the reference to our name under the captions “Part Five—The Merger—Material Tax Considerations—Brazilian Tax Considerations—The Merger,” “Part Seven—Additional Information for Shareholders—Enforceability of Civil Liabilities under U.S. Securities Laws” and “Part Eight—Legal Matters” in the Prospectus included in the Registration Statement on Form F-4 of Tele Celular Sul Participações S.A. and in any subsequent amendment to such registration statement (such registration statement and any amendment thereto, the “Registration Statement”), and to the filing of our opinions dated June 9, 2004, as exhibits to the Registration Statement.

Very truly yours,

/S/    VEIRANO ADVOGADOS

São Paulo, SP—Brazil

June 9, 2004